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As filed with the Securities and Exchange Commission on June 20, 2002

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSKARYOTIC THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3027191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

195 Albany Street
Cambridge, Massachusetts 02139
(617) 349-0200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard F Selden, M.D., Ph.D.
President and Chief Executive Officer
Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge, Massachusetts 02139
(617) 349-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Astrue, Esq.	David E. Redlick, Esq.
Transkaryotic Therapies, Inc.	Hale and Dorr LLP
195 Albany Street	60 State Street
Cambridge, Massachusetts 02139	Boston, Massachusetts 02109
(617) 349-0200	(617) 526-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value per share (including associated preferred stock purchase rights)	366,928	$33.49	$12,288,419	$1,131

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on The Nasdaq National Market on June 14, 2002.

        The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated June 20, 2002

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

[TKT LOGO HERE]

TRANSKARYOTIC THERAPIES, INC

366,928 SHARES OF COMMON STOCK

        This prospectus relates to resales of up to 366,928 shares of common stock of Transkaryotic Therapies, Inc., which we issued to Cell Genesys, Inc. as partial payment for an exclusive license to intellectual property owned by Cell Genesys.

        We will not receive any proceeds from sales of the shares of common stock offered by this prospectus.

        Cell Genesys, which we refer to in this prospectus as the selling stockholder, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is listed on The Nasdaq National Market under the symbol "TKTX." The last reported sale price of our common stock on June 19, 2002 was $36.26 per share. We urge you to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

Transkaryotic Therapies, Inc.

        We are a biopharmaceutical company developing protein- and cell-based therapeutics for the treatment of a wide range of human diseases. During 2001, we received our first marketing approvals. We are building a broad and renewable product pipeline based on three proprietary development platforms: Niche Protein® products, Gene-Activated® proteins and Transkaryotic Therapy™ gene therapy products.

        Replagal™ (agalsidase alfa), our enzyme replacement therapy for the long-term treatment of patients with Fabry disease, was granted marketing authorization in the European Union in August 2001. We have also received approval to market Replagal in Australia, The Czech Republic, Iceland, Israel, New Zealand, Norway, and Switzerland. In September 2001, we launched Replagal in Europe. We recorded $3.5 million in product sales in 2001, and $6.1 million in product sales in the first quarter of 2002.

        We have additional products currently undergoing human clinical testing, including:

  Niche Protein Products:

    •
    Iduronate-2-sulfatase, or I2S, our investigational enzyme replacement therapy for the treatment of Hunter syndrome, has completed a Phase I/II trial. Preliminary results from the trial indicate that treatment with I2S was generally well-tolerated by the 12 patients participating in the trial and that I2S was clinically active in these patients. Based on these results, we intend to conduct a pivotal Phase III study of I2S.

  Gene-Activated Protein Products:

    •
    Dynepo™, a Gene-Activated erythropoietin for the treatment of anemia related to chronic renal failure, has completed Phase III studies. In March 2002, the European Commission, or EC, granted marketing approval of Dynepo in the European Union. We and our partner, Aventis Pharma, also are currently seeking marketing approval of Dynepo in the United States. The launch of Dynepo has not been planned due to ongoing litigation. In addition, a Phase III clinical trial assessing Dynepo as a treatment for anemia associated with cancer chemotherapy is ongoing.

  Gene Therapy:

    •
    Factor VIII Transkaryotic Therapy, a gene therapy product to treat patients with hemophilia A, has completed a Phase I clinical trial.

Company Information

        We were incorporated in Delaware in 1988. Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, our telephone number is (617) 349-0200 and our internet address is www.tktx.com. The information on our internet website is not incorporated by reference in this prospectus.

        Gene-Activated®, the TKT® logo, Niche Protein®, Replagal™, and Transkaryotic Therapy™ are our trademarks. Dynepo™ is a trademark of Aventis.

THE OFFERING

Common stock offered by the selling stockholder	366,928 shares
Use of proceeds	We will not receive any proceeds from sales of shares in this offering
Nasdaq National Market symbol	TKTX

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you could lose all or part of the money you paid to buy our common stock.

Regulatory Risks

We may not be able to obtain marketing approvals for our products.

        We are not able to market any of our products in Europe, the United States or in any other jurisdiction without marketing approval from the European Agency for the Evaluation of Medicinal Products, or EMEA, the United States Food and Drug Administration, or FDA, or any equivalent foreign regulatory agency. The regulatory process to obtain market approval for a new drug or biologic takes many years and requires the expenditure of substantial resources. We have had only limited experience in preparing applications and obtaining regulatory approvals.

        Replagal was granted marketing authorization in the fifteen countries of the European Union by the European Commission in August 2001. We have also received approval to market Replagal in Australia, The Czech Republic, Iceland, Israel, New Zealand, Norway, and Switzerland.

        In the United States, we submitted a Biologics License Application, or BLA, to the FDA seeking marketing authorization for Replagal. In January 2001, the FDA issued a complete review letter regarding the BLA for Replagal. The FDA letter stated that the data that we had provided was not adequate for approval of the BLA at that time and requested additional information. In response to this letter, we have discussed the BLA with the FDA and have submitted additional data. We expect that after the FDA has reviewed the data, it will either approve the BLA or decline to approve it. If it declines to approve the BLA, the FDA may request additional information, possibly including data from additional clinical trials.

        During 2000, Aventis submitted a Marketing Authorization Application, or MAA, to the EMEA seeking marketing authorization of Dynepo in the European Union for the treatment of anemia associated with kidney disease. In March 2002, the EC granted marketing approval of Dynepo in the European Union.

        Also during 2000, Aventis submitted a BLA to the FDA seeking marketing authorization for Dynepo in the United States. The FDA did not accept this BLA for filing, requesting that Aventis provide additional manufacturing data. Aventis is currently accumulating these data and, when complete, we expect that Aventis will submit a new BLA.

        There can be no assurance as to whether or when any of these applications for marketing authorization relating to Replagal and Dynepo, or additional applications for marketing authorization that we may make in the future as to these or other products, will be approved by the relevant regulatory authorities.

If we fail to comply with the extensive regulatory requirements to which our products are subject, we could be subject to adverse consequences and penalties.

        The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of our products are subject to extensive regulation by governmental authorities in Europe, the United States, and elsewhere throughout the world.

        In general, there can be no assurance that submission of materials requesting permission to conduct clinical trials will result in authorization by the EMEA, the FDA or equivalent foreign regulatory agency to commence clinical trials, or that once clinical trials have begun, testing will be completed successfully within any specific time period, if at all, with respect to any of our products. Once trials are complete and an application has been submitted to the relevant regulatory agency, the regulatory agency may deny the application if applicable regulatory criteria are not satisfied, or may require additional testing or information.

        If regulatory approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. As to any product for which we obtain marketing approval, the product, the facilities at which the product is manufactured, any post-approval clinical data and our promotional activities will be subject to continual review and periodic inspections by the EMEA, the FDA and other regulatory authorities.

        Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the EMEA's or FDA's delay in approving or refusal to approve a product, suspension or withdrawal of an approved product from the market, operating restrictions, or the imposition of civil or criminal penalties.

We may not be able to obtain orphan drug exclusivity for our Niche Protein products. If our competitors are able to obtain orphan drug exclusivity before us, we may be precluded from marketing our Niche Protein products.

        Some jurisdictions, including Europe and the United States, may designate drugs for relatively small patient populations as "orphan drugs." Generally, if a product which has an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that applications to market the same product for the same use may not be approved, except in very limited circumstances, for a period of up to 10 years in Europe and for a period of seven years in the United States. Obtaining orphan drug designations and orphan drug exclusivity for our Niche Protein products may be critical to the success of this platform. Even if we obtain orphan drug exclusivity for any of our potential products, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not apply to such competitive product. Our competitors may also seek and obtain orphan drug exclusivity for products competitive with our products before we obtain marketing approval.

        Replagal was granted marketing authorization in the fifteen countries of the European Union by the European Commission in August 2001. A competitive product for the treatment of patients with Fabry disease, marketed by Genzyme Corporation, was also granted marketing authorization in the European Union. Both Replagal and Genzyme's competing product were granted co-exclusive orphan drug status in the European Union for up to 10 years.

        In the United States, both we and Genzyme have received orphan drug designation for our respective products for Fabry disease. Whichever product is the first to receive FDA marketing approval would likely receive orphan drug exclusivity for that product. Once a product receives orphan drug exclusivity, the FDA may not approve any other applications to market the same class of product for Fabry disease for a period of seven years, except in limited circumstances.

If our clinical trials are not successful, we may not be able to develop and commercialize our products.

        In order to obtain regulatory approvals for the commercial sale of our potential products, we and our collaborators will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. We may not be able to obtain authority from the EMEA, the FDA or other regulatory agencies to commence or complete these clinical trials.

        The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. Furthermore, we, one of our collaborators, or a regulatory agency with jurisdiction over the trials may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

        The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials, and the availability of alternative treatments. In particular, the patient populations for some of our Niche Protein products are small. Delays in planned patient enrollment may result in increased costs and prolonged clinical development.

        We and our collaborators may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show our potential product to be both safe and efficacious. Thus, the EMEA, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

Because gene therapy is a relatively new technology and gene therapy products have not been extensively tested in humans, we may face delays and incur increased costs in the regulatory process related to our gene therapy products.

        We are developing gene therapy products. Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be more uncertain than for other types of products. This uncertainty may cause delays in the regulatory process relating to our gene therapy products, including delays in our initiating clinical trials of these products. This uncertainty may also increase the cost of obtaining regulatory approvals of our gene therapy products.

Ethical and social issues may cause regulatory authorities to increase the regulation of gene therapy clinical trials.

        Due to adverse events that have occurred during some gene therapy clinical trials conducted by other biotechnology and pharmaceutical companies and institutions, the Federal government, the EMEA, the FDA, industry organizations, and institutions conducting gene therapy clinical trials have grown increasingly concerned about the safety of these clinical trials. An increased concern over gene therapy trials generally may lead the EMEA, the FDA or other regulatory agencies to impose further regulation on gene therapy clinical trials. If further regulations are imposed on gene therapy research generally, the delays and costs involved in complying with such regulations may impair our ability to conduct gene therapy clinical trials in the future.

Patent Litigation and Intellectual Property Risks

We are a party to litigation with Genzyme and Mount Sinai involving Replagal which could preclude us from manufacturing or selling Replagal.

        Since July 2000, we have been involved in patent litigation relating to Replagal brought by Genzyme and Mount Sinai School of Medicine in the U.S. District Court for the District of Delaware regarding a patent licensed by Genzyme from Mount Sinai. In January 2002, the Delaware District

Court dismissed this patent litigation, granting our motion for summary judgment of non-infringement and denying Genzyme's motion for summary judgment of infringement. In March 2002, Genzyme appealed the ruling of the Delaware District Court to the U.S. Federal Circuit Court of Appeals. If Genzyme is successful in its appeal, we may be precluded from marketing and selling Replagal. We can provide no assurance as to the outcome of this litigation.

We are a party to litigation with Amgen and Kirin-Amgen involving Dynepo which could preclude us from manufacturing or selling Dynepo.

        In April 1997, Amgen, Inc. commenced a patent infringement action against us and Aventis in the U.S. District Court for the District of Massachusetts. In January 2001, the Massachusetts District Court concluded that Dynepo infringed 8 of the 18 claims of patents asserted by Amgen. Amgen did not seek and was not awarded monetary damages. We and Aventis have filed an appeal of the decision with the U.S. Federal Circuit Court of Appeals. Amgen has also appealed this decision.

        In addition, in July 1999, we and Aventis commenced legal proceedings in the U.K. against Kirin-Amgen, Inc., seeking a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by our activities related to Dynepo and that certain claims of Kirin-Amgen's U.K. patent are invalid. In April 2001, the High Court of Justice in the United Kingdom ruled that Dynepo infringed one of four claims of a patent asserted by Kirin-Amgen. We and Aventis have filed an appeal of this decision. Kirin-Amgen has also appealed this decision.

        We can provide no assurance as to the outcome of either litigation. Unless we and Aventis are successful in our appeals, we and Aventis will be precluded from manufacturing and selling Dynepo in the relevant jurisdictions. In addition, the launch of Dynepo has not been planned due to this litigation. The litigation is costly and we are required to reimburse Aventis, which is paying the litigation expenses, for our share of the expenses from future royalties and in other circumstances.

We may become involved in additional and expensive patent litigation or other proceedings.

        The biotechnology industry has been characterized by significant litigation, and interference and other proceedings regarding patents, patent applications, and other intellectual property rights. We may become a party to additional patent litigation and other proceedings with respect to our Niche Protein products, Gene-Activated proteins, Transkaryotic gene therapy technology or other technologies. Such litigation could result in liability for damages, prevent our development and commercialization efforts, and divert management's attention and resources.

        An adverse outcome in any patent litigation or other proceeding involving patents could subject us to significant liabilities to third parties and require us to cease using the technology or product that is at issue or to license the technology or product from third parties. We may not be able to obtain any required licenses on commercially acceptable terms, or at all.

        The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to develop, manufacture, and market products, form strategic alliances, and compete in the marketplace.

If we are unable to obtain patent protection for our discoveries, the value of our technology and products may be adversely affected.

        Our success will depend in large part on our ability to obtain patent protection for our processes and products in the United States and other countries. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. We may not be issued patents relating to our technology. Even if issued, patents may be challenged, invalidated, or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

        We may not hold proprietary rights to certain product patents, process patents, and use patents related to our products or their methods of manufacture. In some cases, these patents may be owned or controlled by third parties. As a result, we may be required to obtain licenses under third party patents to market certain of our potential products. If licenses are not available to us on acceptable terms, we may not be able to market these products.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products will be adversely affected.

        We rely upon unpatented proprietary technology, processes, and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants, and other third party contractors. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

If we fail to comply with any of our obligations under any of the agreements under which we license commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.

        We are a party to a number of patent licenses that are important to our business and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license and we may not be able to market products that were covered by the license.

Business Risks

Our revenue from product sales is dependent on the commercial success of Replagal

        During 2001, we received marketing authorizations for our first product. Replagal was granted marketing authorization in the European Union in August 2001. We have also received approval to market Replagal in seven other countries. We expect that Replagal will account for all of our product sales into 2004, at the earliest. The commercial success of Replagal will depend on its acceptance by physicians, patients and other key decision-makers for the treatment of Fabry disease. If Replagal does not generate significant product sales, we will be required to fund operations with cash resources, interest income, proceeds from equity offerings and debt financings and funding from collaborative agreements.

The market may not be receptive to our products upon their introduction.

        The commercial success of any of our products for which we obtain marketing approval from the EMEA, the FDA, and other regulatory authorities will depend upon their acceptance by patients, the medical community and third party payors as clinically effective, safe and cost-effective. It may be difficult for us to achieve market acceptance of our products.

        Other factors that we believe will materially affect market acceptance of our products include:

  •
  the timing of the receipt of marketing approvals;

  •
  the countries in which such approvals are obtained; and

  •
  the safety, efficacy, convenience, and cost-effectiveness of the product as compared to competitive products.

We have limited experience and resources in manufacturing and will incur significant costs to develop this experience or rely on third parties to manufacture our products on our behalf.

        We have limited manufacturing experience and in order to continue to develop products, apply for regulatory approvals, and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We currently use, and expect to continue to use in the future, internal manufacturing and contract manufacturing by third parties to meet our production requirements for preclinical testing, clinical trials, and commercial supply.

        To the extent that we are a party to manufacturing arrangements with third parties, we will be dependent upon these third parties to perform their obligations in a timely manner and in accordance with applicable government regulations. There are a limited number of such third-party manufacturers capable of manufacturing our protein products with a limited amount of production capacity. As a result, we may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing of these products, or to do so on commercially reasonable terms, we may not be able to complete development of these products or market them.

        To the extent that we elect not to or cannot contract for third-party manufacturing for any of our products, we will need to manufacture these products in our own manufacturing facilities. We have limited manufacturing experience. We are investing, and may need to invest in the future, substantial additional funds to build our own manufacturing facilities and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities. There can be no assurance that we will be able to successfully build or operate our own facilities, that our facilities will comply with applicable regulations or that our facilities will enable us to manufacture our products at a commercially reasonable cost.

If we fail to obtain an adequate level of reimbursement by third party payors for our products, we may not have commercially viable markets for our products.

        In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals and the level of reimbursement are subject to governmental control. In the United States, the availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services.

        We expect that the prices for many of our products, when commercialized, including in particular, our Niche Protein products, may be high compared to other pharmaceutical products. We have established pricing and reimbursement in substantially all countries in Europe in which Replagal has been approved. The average price established is approximately $165,000 per patient per year. We have not established reimbursement for Replagal in all of the countries in which it has been approved and may not establish reimbursement in one or more of those countries at adequate levels or at all. The price of our products may make reimbursement more difficult to obtain, if it can be obtained at all.

        The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services has considered proposals from time to time to reduce the reimbursement rate with respect to erythropoietin. If Dynepo is approved and commercialized, adoption by the Centers for

Medicare and Medicaid Services of any such proposal might have an adverse effect on the pricing of Dynepo.

        We also may experience pricing pressure with respect to Replagal and other products for which we may obtain marketing approval due to the trend toward managed health care, the increasing influence of health maintenance organizations and legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

We face significant competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

        The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Our competitors include pharmaceutical companies, biotechnology firms, universities, and other research institutions. Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities on technologies and products similar to, or competitive, with ours.

        We may be unable to develop technologies and products that are more clinically efficacious or cost-effective than products developed by our competitors. Even if we obtain marketing approval for our product candidates, many of our competitors have more extensive and established sales, marketing, and distribution capabilities than we do. Litigation with third parties, including litigation with Amgen and Genzyme, could delay our time to market or preclude us from reaching the market for certain products and enable our competitors to more quickly and effectively penetrate certain markets.

        Niche Protein Products.    For many of the disease targets of our Niche Protein product platform, there is currently no cure or effective treatment. Treatments generally are focused on the management of the disease's symptoms. In general, we believe that these diseases represent markets too small to attract the resources of larger pharmaceutical companies but may provide attractive commercial opportunities to smaller companies.

        We believe that the primary competition with respect to our Niche Protein product program is from biotechnology and smaller pharmaceutical companies. Competitors include BioMarin Pharmaceutical Inc., Genzyme, and Oxford GlycoSciences plc. The markets for some of the potential Niche Protein products are quite small. As a result, if competitive products exist, we may not be able to successfully commercialize our products.

        We believe that our primary competition with respect to Replagal is Genzyme. Replagal was granted marketing authorization in the fifteen countries of the European Union by the European Commission in August 2001. A competitive product for the treatment of patients with Fabry disease, marketed by Genzyme, was also granted marketing authorization in the European Union. Both Replagal and Genzyme's competing product were granted co-exclusive orphan drug status in the European Union for up to 10 years.

        In the United States, both we and Genzyme have received orphan drug designation for our respective products for Fabry disease. Whichever product is the first to receive FDA marketing approval would likely receive orphan drug exclusivity for that product. Once a product receives orphan drug exclusivity, the FDA may not approve any other applications to market the same class of product for Fabry disease for a period of seven years, except in limited circumstances.

        Gene-Activated Protein Products.    In our Gene-Activated protein program, we are developing potentially improved versions of proteins that are currently marketed and proteins that have no currently-marketed counterparts. For instance, in the case of Dynepo, erythropoietin and competing products are marketed by Amgen, Johnson & Johnson, F. Hoffmann-La Roche Ltd. (Boehringer Mannheim GmbH), Sankyo Company Ltd., Chugai Pharmaceutical Co., Ltd., and the pharmaceutical division of Kirin Brewery Co., Ltd.

        Many of the protein products against which our Gene-Activated proteins would compete have well-known brand names, have been promoted extensively and have achieved market acceptance by third-party payors, hospitals, physicians, and patients. In addition, many of the companies that produce these protein products have patents covering techniques used to produce these products, which have served as effective barriers to entry in the therapeutic proteins market. As with Amgen and its erythropoietin product, these companies may seek to block our entry into the market by asserting that our Gene-Activated proteins infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins

        Gene Therapy.    Our gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating the diseases and conditions targeted. Although no gene therapy product is currently marketed in the United States, a number of companies, including major biotechnology and pharmaceutical companies, as well as development stage companies, are actively involved in this field.

Competition for technical, commercial and administrative personnel is intense in our industry and we may not be able to sustain our operations or grow if we are unable to attract and retain key personnel.

        Our success is highly dependent on the retention of principal members of our technical, commercial, and administrative staff. Furthermore, our future growth will require hiring a significant number of qualified technical, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

We have limited sales and marketing experience and capabilities and will need to develop this expertise or depend on third parties to successfully sell and market our products on our behalf.

        We have limited sales and marketing experience and capabilities. In order to market our products, including Replagal, we will need to develop this experience and these capabilities or rely upon third parties, such as our collaborators, to perform these functions. If we rely on third parties to sell, market, or distribute our products, our success will be dependent upon the efforts of these third parties in performing these functions. In many instances, we may have little or no control over the activities of these third parties in selling, marketing, and distributing our products. If we choose to conduct these activities directly, as we plan to do with respect to some of our potential products, we may not be able to recruit and maintain an effective sales force.

We depend on our collaborators to develop, conduct clinical trials, obtain regulatory approvals for, and manufacture, market and sell certain products on our behalf and none of their efforts may be scientifically or commercially successful.

        We are parties to collaborative agreements with third parties relating to certain of our principal products. We are relying on Aventis to develop, conduct clinical trials, obtain regulatory approvals for, and manufacture, market, and sell Dynepo in the United States and Europe; Sumitomo Pharmaceuticals Co., Ltd. to develop and commercialize Replagal for Fabry disease in Japan and other Asian countries; and Genetics Institute, Inc. to co-develop and commercialize Factor VIII gene therapy for hemophilia A in Europe. Our collaborators may not devote the resources necessary or may otherwise be unable or unwilling to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under specified circumstances.

        Our existing collaborations and any future collaborative arrangements with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

  •
  our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us or which could affect our collaborative partners' commitment to the collaboration with us;

  •
  reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which will be based on a percentage of net sales by the collaborator;

  •
  our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business and financial communities; and

  •
  our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator's commitment to us.

We may be exposed to product liability claims and may not be able to obtain adequate product liability insurance.

        Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing, and marketing of human therapeutic products. Our clinical trial liability insurance and product liability insurance are subject to deductibles and coverage limitations. We may not be able to obtain additional insurance or maintain insurance on acceptable terms or at all. Moreover, any insurance that we do obtain may not provide adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.

Financing Risks

We have not been profitable and expect to continue to incur substantial losses.

        We have experienced significant operating losses since our inception in 1988. We expect that we will continue to incur substantial losses and that, until we have substantial product sales, our cumulative losses will increase as our research and development, sales and marketing, and manufacturing efforts expand. We expect that the losses that we incur will fluctuate from quarter to quarter and that these fluctuations may be substantial. We recorded $3.5 million in product sales in 2001, and $6.1 million in product sales in the first quarter of 2002.

We may need additional financing, which may be difficult to obtain.

        We may require additional funds to conduct research and development, including preclinical testing and clinical trials of our potential products and to manufacture and market any products that are approved for commercial sale. Our future capital requirements will depend on many factors, including the following:

  •
  the timing, receipt, and amount of product sales;

  •
  continued progress in our research and development programs, as well as the magnitude of these programs;

  •
  the scope and results of our clinical trials;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals;

  •
  the cost of manufacturing activities;

  •
  the cost of commercialization activities, including product marketing, sales and distribution;

  •
  the cost of additional facilities requirements;

  •
  the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;

  •
  the cost of obtaining and maintaining licenses to use patented technologies;

  •
  our ability to establish and maintain collaborative arrangements;

  •
  the cost of buying out the minority interest in TKT 5S-Europe, a subsidiary of ours in which we own an 80% interest, if applicable;

  •
  the timing, receipt, and amount of milestones, royalties and other payments from collaborators; and

  •
  other working capital requirements.

        We may seek additional funding through collaborative arrangements and public or private financings. Additional financing may not be available to us on acceptable terms, if at all.

        If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. In addition, the terms of the financing may adversely affect the holdings or the rights of such stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates, or products which we would otherwise pursue on our own.

Risks Related To This Offering

Our stock price has been and may in the future be volatile, which could lead to losses by investors.

        Our stock has been and in the future may be subject to substantial price volatility, which may prevent you from reselling our common stock at or above the price you paid in this offering. The value of your investment could decline due to the effect of any of the following factors upon the market price of our common stock:

  •
  announcements of technological innovations or new commercial products by our competitors;

  •
  disclosure of results of clinical testing or regulatory proceedings by us or our competitors;

  •
  results of litigation;

  •
  governmental regulation and approvals;

  •
  developments in patent or other proprietary rights;

  •
  public concerns as to the safety of products developed by us or the fields of study in which we work;

  •
  our financial results; and

  •
  general market conditions.

        In addition, stock markets, particularly the Nasdaq National Market on which our stock is listed, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, including biotechnology companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock.

Provisions of our charter documents, our rights agreement, and Delaware law could delay or prevent the sale of our company.

        Provisions of our charter documents, our rights agreement, and Delaware law may make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

Our officers and directors, and certain entities with which they are affiliated may be able to significantly influence the outcome of most corporate actions requiring stockholder approval.

        Our directors and executive officers, and certain entities with which they are affiliated, beneficially own, in the aggregate, approximately 19.2% of our outstanding common stock. Due to this concentration of ownership, these stockholders as a group will be able to significantly influence the election of the directors and officers of our company, the management and affairs of our company and most matters requiring a stockholder vote, including:

  •
  the amendment of our organizational documents; and

  •
  the approval of any merger, consolidation, sale of assets or other major corporate transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents we incorporate by reference in this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

        The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees and fees and expenses of our accountants and our counsel.

SELLING STOCKHOLDER

        We issued the shares of common stock covered by this prospectus as partial payment for an exclusive license to intellectual property owned by the selling stockholder. The following table sets forth, to our knowledge, certain information about the selling stockholder.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. To our knowledge, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock to be Beneficially Owned After Offering(1)
Name of Selling Stockholder			Number of Shares of Common Stock Being Offered
	Number	Percentage		Number	Percentage
Cell Genesys, Inc.	366,928	1.0%	366,928	0	0%

(1)
We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder might not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholder.

        Except for entering into the arrangements with us in connection with the exclusive license of intellectual property owned by the selling stockholder to us, the selling stockholder has not had a material relationship with us since June 15, 1999.

PLAN OF DISTRIBUTION

        The selling stockholder may offer and sell the shares covered by this prospectus from time to time. The term "selling stockholder" includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, assignment, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions, transactions in which the broker-dealer may act solely as agent, and transactions in which the broker solicits purchasers;

  •
  underwritten offerings;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of The Nasdaq National Market or any other market or exchange on which our common stock is then listed or traded;

  •
  in privately negotiated transactions; and

  •
  in options transactions, whether such options are listed on an exchange or otherwise.

        In addition, the selling stockholder may sell any shares that qualify for sale under Rule 144 pursuant to Rule 144 rather than pursuant to this prospectus.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        In effecting sales, underwriters, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be treated as "underwriters" within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

        The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts and commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sales by the selling stockholder.

        In order to comply with the securities laws of some states, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, we may amend or supplement this prospectus to set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholder against some liabilities, including some liabilities under the Securities Act.

        We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following times:

  •
  such time as all of the shares covered by this prospectus have been sold pursuant to and in accordance with the registration statement of which this prospectus is a part; and

  •
  such time as all of the shares covered by this prospectus may be sold during any 90 day period pursuant to Rule 144 under the Securities Act.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as stated in their report, which is incorporated by reference in this prospectus and the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all of the shares covered by this prospectus.

(1)
Our Annual Report on Form 10-K for the year ended December 31, 2001;

(2)
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(3)
All of our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement;

(4)
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 4, 1996, including any amendments or reports filed for the purpose of updating that description; and

(5)
The description of our Rights to purchase common stock contained in our registration statement on Form 8-A filed with the SEC on December 14, 2000, including any amendments or reports filed for the purpose of updating that description.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

          Transkaryotic Therapies, Inc.
          195 Albany Street
          Cambridge, Massachusetts 02139
          Attention: Investor Relations
          Telephone: (617) 349-0200

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$1,131
Legal fees and expenses	$30,000
Accounting fees and expenses	$30,000
Miscellaneous expenses	$3,869

Total Expenses	$65,000

Item 15. Indemnification of Directors and Officers.

        Article VII of our Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Article VIII of our Certificate of Incorporation provides that a director or officer of our company (a) shall be indemnified by us against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of our company) brought against him by virtue of his position as a director or officer of our company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by our company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of our company brought against him by virtue of his position as a director or officer of our company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

        Article VIII of our Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

        Article VIII, Section 8 of our By-Laws provides that we shall indemnify any and all of our directors or officers to the fullest extent permitted by the Delaware General Corporation Law.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be, made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.
4.2*	Amended and Restated By-Laws of the Registrant, as amended to date.
4.3	Rights Agreement dated December 13, 2000, between Registrant and Equiserve Trust Company, N.A. (1)
5.1*	Opinion of Hale and Dorr LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith
24.1*	Power of Attorney (see page II-4 of this Registration Statement)

(1)
Filed as an exhibit to the Company's Report on Form 8-K filed with the SEC on December 14, 2000 and incorporated herein by reference.

*
Filed herewith.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2)  That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 20, 2002.

TRANSKARYOTIC THERAPIES, INC.
By:	/s/ RICHARD F SELDEN Richard F Selden President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Transkaryotic Therapies, Inc., hereby severally constitute and appoint Richard F Selden, Daniel E. Geffken and Michael J. Astrue, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Transkaryotic Therapies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD F SELDEN Richard F Selden	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2002
/s/ DANIEL E. GEFFKEN Daniel E. Geffken	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2002
/s/ RODMAN W. MOORHEAD, III Rodman W. Moorhead, III	Director	June 20, 2002
/s/ JONATHAN S. LEFF Jonathan S. Leff	Director	June 20, 2002

/s/ WILLIAM R. MILLER William R. Miller	Director	June 20, 2002
/s/ WALTER GILBERT Walter Gilbert	Director	June 20, 2002
/s/ JAMES E. THOMAS James E. Thomas	Director	June 20, 2002
/s/ WAYNE P. YETTER Wayne P. Yetter	Director	June 20, 2002

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
4.1	*	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.
4.2	*	Amended and Restated By-Laws of the Registrant, as amended to date.
4.3		Rights Agreement dated December 13, 2000, between Registrant and Equiserve Trust Company, N.A. (1)
5.1	*	Opinion of Hale and Dorr LLP
23.1	*	Consent of Ernst & Young LLP
23.2	*	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith
24.1	*	Power of Attorney (see page II-4 of this Registration Statement)

(1)
Filed as an exhibit to the Company's Report on Form 8-K filed with the SEC on December 14, 2000 and incorporated herein by reference.

*
Filed herewith.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Transkaryotic Therapies, Inc.
Company Information
THE OFFERING
RISK FACTORS
Regulatory Risks
Patent Litigation and Intellectual Property Risks
Business Risks
Financing Risks
Risks Related To This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX